(Logo)

                                 NATIONAL
                             COMPUTER SYSTEMS




                          11000 Prairie Lakes Drive
                        Eden Prairie, Minnesota 55344


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          MAY 25, 1995 at 3:30 P.M.


TO THE STOCKHOLDERS OF NATIONAL COMPUTER SYSTEMS, INC.:

The annual meeting of stockholders of National Computer Systems, Inc. (NCS), a Minnesota corporation, will be held Thursday, May 25, 1995 at 3:30 P.M., Central Daylight Savings Time, at the Lutheran Brotherhood Building (Auditorium-First Floor), 625 4th Avenue South, Minneapolis, Minnesota for the following purposes:

1.  To elect a Board of Directors for the ensuing year.

2. To approve the 1995 Employee Stock Option Plan as adopted by the Board of Directors.

3. To approve the Oswald Stock Option Plan as adopted by the Board of Directors.

4. To approve appointment of Ernst & Young LLP as auditors for the year ending January 31, 1996.

5.  To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 27, 1995, will be entitled to cast one vote on each proposal for each share held of record at that time. A copy of the NCS annual report is included in this mailing, first made on approximately the date shown below.

DATED: April 19, 1995

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                                   J. W. Fenton, Jr., Secretary


        STOCKHOLDERS UNABLE TO ATTEND  THIS  MEETING  ARE URGED TO
             SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN
                          THE ENVELOPE PROVIDED.

                        NATIONAL COMPUTER SYSTEMS, INC.
                           11000 Prairie Lakes Drive
                         Eden Prairie, Minnesota 55344

                                PROXY STATEMENT

The annual meeting of the stockholders of National Computer Systems, Inc. (NCS or the Company) will be held on Thursday, May 25, 1995, at 3:30 P.M., at the Lutheran Brotherhood Building, 625 4th Avenue South, Minneapolis, Minnesota for the purposes set forth in the accompanying notice. The only matters the Board of Directors knows will be presented are those stated in items 1 through 4 of the notice. Should any other matter properly come before the meeting, it is the intention of the named proxies to vote on such matters in accordance with their best judgment.

                      OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors has fixed the close of business on March 27, 1995, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting. The voting securities of NCS outstanding and entitled to vote on that date were 15,336,399 shares of Common Stock. Each share is entitled to cast one vote on each proposal before the meeting.

The enclosed proxy is solicited on behalf of the Board of Directors for use at the annual meeting. If the proxy is properly executed and returned, the shares represented will be voted at the meeting and at all adjournments. Where specific direction is given by the stockholder, the shares will be voted in accordance with that direction. If no direction is given, the proxy will be voted to elect the nine persons named below as directors and for the other proposals set forth in the accompanying notice. The proxy may be revoked at any time prior to its exercise by filing written notice with the Secretary of NCS.

Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the stockholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting, but will not be considered as present and entitled to vote with respect to such matters.

                             ELECTION OF DIRECTORS

At the meeting, the nine persons listed below will be nominated for election as directors until the next annual meeting of stockholders and until their successors have been elected. Mr. Gullotti was elected as a director by the Board of Directors since the last annual meeting of stockholders. Each nominee is presently available for election. Should any nominee become unable to serve, the persons voting the enclosed proxy may, in their discretion, vote for a substitute.

Shown below is certain information about the nominees, as of February 28, 1995. Each nominee has sole investment and voting power of all shares of Common Stock shown (the only NCS equity securities owned by the nominees), except as otherwise noted. The election of each director requires the affirmative vote of a majority of the shares present and entitled to vote at the meeting.

                          Principal Occupation                                             Shares
                                  and                                         Director  Beneficially    Percent of
 Name                Age   Business Experience                                  Since      Owned       Outstanding
- - ---------            ---  ---------------------                               --------  ------------   -----------
David P. Campbell+    61  Smith Richardson Senior Fellow, Center for           1969       13,076 (1)         *
                          Creative Leadership (educational/research
                          programs in creativity and leadership) for
                          more than five years and consultant to NCS
                          for more than five years prior to January, 1995.

David C. Cox++        57  President & Chief Executive Officer of Cowles        1983      12,200 (1)         *
                          Media Company (diversified communications) for
                          more than five years.

Russell A. Gullotti   52  President & Chief Executive Officer of NCS           1994       1,597             *
                          since October, 1994 and prior to that held senior
                          executive positions in sales and marketing,
                          services and administration with Digital
                          Equipment Corporation (computer manufacturing and
                          services) for more than 5 years.

Jean B. Keffeler++    49  Business and Management Consultant, The              1993       3,500 (2)         *
                          Keffeler Company since March, 1991 and Senior
                          Executive Officer, West Region, HealthOne
                          Corporation (health care)from March, 1989 to
                          March, 1991.

Charles W. Oswald     67  Chairman of the Board of NCS since October,          1970   1,719,140 (3)       11%
                          1994 and prior to that Chairman & Chief Executive
                          Officer for more than five years.

Stephen G. Shank +    51  President & Chief Executive Officer of Learning      1985       6,619 (1)        *
                          Ventures, Inc.(education programs and services)
                          since January, 1992 and Chairman & Chief
                          Executive Officer of Tonka Corporation
                          (manufacturer and marketer of toy products) for
                          more than five years prior to September, 1991.

John E. Steuri++      55  Chairman & Chief Executive Officer of ALLTEL         1991      11,000 (4)        *
                          Information Services, Inc. (formerly Systematics
                          Information Services) (information processing
                          management, outsourcing services and application
                          software) for more than five years.

Jeffrey E. Stiefler++ 48  President of American Express Company (travel        1993       2,758 (2)        *
                          and financial services) since August, 1993, and
                          President & Chief Executive Officer of American
                          Express Financial Advisors, Inc. (financial services)
                          from September, 1990 to August, 1993.

John W. Vessey+       72  Management consultant since October, 1985 and        1986       6,400 (1)        *
                          prior to that Chairman, Joint Chiefs of Staff,
                          U.S. Department of Defense from June, 1982 to
                          October, 1985.

                       + Member of Audit Committee
                      ++ Member of Compensation Committee

      *    Less than 1%.

     (1) The shares listed for Dr. Campbell and Messrs. Cox, Shank and Vessey include 6,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (2) The shares listed for Ms. Keffeler and Mr. Stiefler include 1,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (3) The shares listed for Mr. Oswald include 174 shares allocated to him pursuant to the NCS Employee Stock Ownership Plan (ESOP) and 12,500 shares that may be acquired within 60 days upon exercise of outstanding stock options. The shares listed do not include 25,000 shares owned by Mr. Oswald's wife, as to which Mr. Oswald disclaims beneficial ownership.

     (4) The shares listed for Mr. Steuri include 4,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.


Mr. Cox is also a director of ReliaStar Financial Corp. and Tennant Company; Mr. Gullotti is also a director of GenRad, Inc.; Mr. Oswald is also a director of ADC Telecommunications, Inc.; Mr. Shank is also a director of Advance Circuits, Inc. and Polaris Industries, Inc; Mr. Steuri is also a director of ALLTEL Corporation; Mr. Stiefler is also a director of American Express Company;
and General Vessey is also a director of Martin Marietta Corp.

The Board of Directors held four meetings during the fiscal year ended January 31, 1995 (fiscal 1994). The Audit Committee of the Board of Directors reviews the audited financial statements with the independent auditors and the Company's accounting and reporting practices. During the last fiscal year, the Audit
Committee held five meetings. The Compensation Committee of the Board of Directors reviews the Company's compensation and personnel policies and programs. During the last fiscal year, the Compensation Committee held four meetings. There is no nominating committee of the Board of Directors. Each director attended 75% or more of all Board of Directors and Board Committee meetings.

Outside directors receive fees of $3,000 per quarter ($3,375 for each Committee Chairperson) and participation fees of $1,000 for each Board meeting attended. A fee of $750 is paid for any Committee meeting held on any day other than a scheduled Board meeting.

During the year ended January 31, 1995, NCS paid Dr. Campbell $27,500 in consulting fees and $83,650 as royalties relating to tests developed by Dr. Campbell for which NCS has a long-term exclusive license. Dr. Campbell ceased being a consultant to NCS effective December 31, 1994.

NCS has a Non-Employee Director Stock Option Plan under which each director who is not an employee of NCS is automatically granted, on each date that he or she is elected or reelected as a director of NCS by the stockholders, an option to acquire 1,000 shares of Common Stock. During fiscal 1994, all non-employee directors as a group were granted options to purchase 6,000 shares at a per share option price of $12.50. None of the options granted under the Plan have been exercised.

            PROPOSAL TO APPROVE THE 1995 EMPLOYEE STOCK OPTION PLAN

The Board of Directors recommends stockholder approval of the 1995 Employee Stock Option Plan (1995 Plan), covering up to 350,000 shares of Common Stock. The 1995 Plan was adopted by the Board of Directors on March 6, 1995, subject to stockholder approval. NCS has four other Employee Stock Option Plans which were approved in 1982, 1984, 1986 and 1990. As of February 28, 1995, there were 209,600 shares reserved and available under these Plans. No options have been granted under the 1995 Plan. Approval of the 1995 Plan will require the affirmative vote of a majority of the shares of outstanding Common Stock present and entitled to vote at the meeting.

In the opinion of the Board of Directors, the 1995 Plan is beneficial to NCS as it will provide key employees an opportunity to invest in the Common Stock of NCS with the increased personal interest in the continued success of NCS that stock ownership can produce.

Persons eligible to receive options under the 1995 Plan are key employees of NCS or its wholly-owned subsidiaries. The 1995 Plan is administered by the Board of Directors. No employee may be granted any options under the 1995 Plan for more than 100,000 shares in the aggregate in any calendar year. No option may be granted after January 31, 2005.

The option price shall not be less than 100% of the fair market value of NCS Common Stock on the date of grant of the option. No option granted under the 1995 Plan shall exceed ten years or shall be less than one year. Options are exercisable only while the optionee is an employee of NCS or one of its subsidiaries or within three months after termination of employment. The legal representative of a deceased optionee may exercise the option within one year after the death of the optionee or until the earlier expiration of the option. Options are nontransferable except by will or the laws of descent and distribution. Option shares must be paid for in cash and in full at the time an option is exercised; provided, however, in lieu of cash an optionee may exercise an option by tendering to the Company Common Stock owned by the optionee which has a fair market value equal to the cash exercise price of the shares being purchased.

Options under the 1995 Plan may be intended to qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended. Options that qualify as incentive stock options will not be taxable to the optionee at the time of exercise, nor will NCS be entitled to any tax deduction as a result of the exercise. If the optionee holds the shares for at least one year after exercise of the incentive stock option, and at least two years from the date the option was granted, the sale of the shares will be taxed as a long-term capital gain or loss to the holder and no tax deduction will be allowed to NCS.

                PROPOSAL TO APPROVE THE OSWALD STOCK OPTION PLAN

The Board of Directors recommends stockholder approval of the Oswald Stock Option Plan (Oswald Plan) which provides for the issuance of 89,000 shares of Common Stock. The Oswald Plan was adopted by the Board of Directors on August 22, 1994 subject to stockholder approval. Approval of the Oswald Plan will require the affirmative vote of a majority of the shares of outstanding Common Stock present and entitled to vote at the meeting.

In the opinion of the Board of Directors, the Oswald Plan is beneficial to NCS in that it recognizes the key role that Mr. Oswald has performed in the long-term success of the Company and for the continuing valuable resource that Mr. Oswald will be to the Company and its officers and directors.

Of the total number of shares granted, 39,000 were issued on the forfeiture of a like number of option shares which had been granted under the Company's incentive stock option plans for employees and 50,000 were issued as new option shares as set forth below:

      Employee Incentive Stock                        New Stock
      Option Shares Forfeited                    Option Shares Issued
 Date of        Option       No. of        Date of      Option      No. of
Expiration       Price       Shares       Expiration     Price      Shares
- - ----------     ---------   ----------     ----------   ---------   --------

  5/23/96       $15.68       15,000         5/23/96      $15.68       15,000
  5/21/97        16.50       12,000         5/21/97       16.50       12,000
  5/20/98        17.60       12,000         5/20/98       17.60       12,000
                             ------                                   ------
                             39,000                                   39,000
                             ======
                                            8/22/99       13.13 (1)   50,000
                                                                      ------
                                                                      89,000
                                                                     =======

   (1) Fair market value of Common Stock on date of grant of the new options.


The purpose of reissuing the options was to allow the remaining option exercise periods to extend beyond May 31, 1995, the date when Mr. Oswald will terminate as an employee of the Company. No other options will be granted under the Oswald Plan.

The options issued under the Oswald Plan are nontransferable except by will or the laws of descent and distribution. The legal representative of Mr. Oswald may exercise the options within one year after his death or until the earlier expiration of the option. Option shares must be paid for in cash at the time any option is exercised plus an amount equal to any taxes due in respect to said purchase; provided, however, in lieu of cash, shares of NCS Common Stock already owned which have a fair market value equal to the required cash payment may be delivered. The options are non-incentive stock options, and, accordingly, upon exercise, Mr. Oswald will recognize ordinary income in the amount by which the fair market value of the Common Stock at such time exceeds the option price. The Company will be allowed an income tax deduction in the amount that, and for its taxable year in which, Mr. Oswald recognizes ordinary income.


                      APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the stockholders at this annual meeting, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, the selection of the certified public accounting firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 1996.

Ernst & Young LLP has regularly audited the Company's consolidated financial statements since 1972. A representative of Ernst & Young LLP is expected to be present at the annual meeting of stockholders on May 25, 1995 and will be offered the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                    OWNERSHIP OF NCS COMMON STOCK BY CERTAIN
                    BENEFICIAL OWNERS AND EXECUTIVE OFFICERS

Information as to the persons or groups known by NCS to be the beneficial owners of 5% or more of the outstanding shares of NCS Common Stock (NCS' only voting security), the executive officers of the Company included in the Summary Compensation Table and all directors and executive officers as a group as of February 28, 1995, is shown below. Except as otherwise indicated, the stockholders listed in the table have sole voting power and investment power with respect to the Common Stock owned by them.

                                         Shares
                                      Beneficially               Percent of
Name and Address                         Owned                   Outstanding
- - ----------------                      ------------               -----------
Charles W. Oswald                       1,719,140                       11%
3800 West 80th Street
Bloomington, Minnesota 55431

State of Wisconsin Investment Board       995,000                        6
121 East Wilson Street
Madison, Wisconsin 53702

Russell A. Gullotti                         1,597                        *
Robert C. Bowen                            38,679 (1)                    *
Donald J. Gibson                           38,510 (2)                    *
Richard L. Poss                            41,905 (3)                    *
Adrienne T. Tietz                          22,666 (4)                    *

All Directors and Executive
Officers as a Group (17 persons)        1,985,155 (5)                   13%

      *  Less than 1%

     (1) The shares listed for Mr. Bowen include 18,000 shares issued pursuant to the Long-Term Incentive Plan (L-TIP) which are subject to forfeiture, 171 shares allocated to him pursuant to the ESOP and 10,200 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (2) The shares listed for Mr. Gibson include 16,000 shares issued pursuant to the L-TIP which are subject to forfeiture, 170 shares allocated to him pursuant to the ESOP and 14,800 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (3) The shares listed for Mr. Poss include 14,500 shares issued pursuant to the L-TIP which are subject to forfeiture, 168 shares allocated to him pursuant to the ESOP and 10,200 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (4) The shares listed for Ms. Tietz include 14,500 shares issued pursuant to the L-TIP which are subject to forfeiture, 166 shares allocated to her pursuant to the ESOP and 8,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (5) Includes 75,400 shares issued pursuant to the L-TIP which are subject to forfeiture, 1,453 shares allocated pursuant to the ESOP and 101,100 shares that may be acquired within 60 days upon exercise of outstanding stock options.


                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

The Compensation Committee of the Board of Directors (Compensation Committee) is composed entirely of outside directors who review the Company's compensation and personnel policies and programs. They approve and make recommendations with regard to those policies and programs. In addition, the Compensation Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and senior executive officers of the Company.

The Compensation Committee has access to outside consultants and independent compensation data.

The objectives of the Company's executive compensation program are to:
- - -    Support the goal of increasing stockholder value,
- - -    Provide compensation that will attract and retain superior talent and reward performance, and
- - -    Align each  executive  officer's  interests  with the success of the
     Company by making a portion of compensation dependent on business unit and corporate earnings growth.

The executive compensation program provides an overall level of compensation opportunity that is competitive with peer companies as well as with a general group of comparably-sized companies. The peer group consists of companies in the computer, electronics, software and related services industry, both nationally and locally. National compensation survey data is obtained from an outside consultant and industry associations. Data on approximately 125 companies which are of a size and complexity comparable to the Company is utilized. Local compensation survey data is obtained from a group of approximately 15 national and international companies headquartered in the Minneapolis-St. Paul metro area that are selected by the Company. The general comparative group consists of companies of comparable size included in nation-wide, general industrial survey data obtained from three major management consulting firms. Actual total compensation levels may be greater or less than average competitive levels in surveyed companies based on annual and long-term Company performance as well as individual performance. The Compensation Committee uses its discretion to set executive compensation where, in its judgment, external, internal or an individual's circumstances warrant it.

EXECUTIVE OFFICER COMPENSATION PROGRAM

The Company's executive officer compensation program is comprised of base salary; annual cash incentive compensation; long-term incentive compensation in the form of stock options and performance based cash and restricted stock awards; and various health and other benefits.

Base Salary

Base salary levels for the Company's executive officers are viewed as one part of a comprehensive annual cash compensation program and are set relative to the peer and other comparable companies in the groups described above. Generally, it is intended that salary levels, when combined with annual performance based amounts, will result in compensation in the 50-75th percentile of amounts paid for comparable job functions by the peer and other companies described above. In determining salaries, the Compensation Committee also takes into account individual experience, job responsibility, performance and any other issues relevant to the Company.

Performance Based Compensation

The Management Incentive Plan (MIP) is the Company's annual incentive program for executive officers and key managers. The purpose of the Plan is to provide direct financial incentives in the form of annual cash bonuses to executives to achieve their business units' goals, the Company's annual goals and individual achievement goals. Threshold, target and maximum goals for Company and business unit performance are set at the beginning of the year with 70% of individual bonus amounts based on achieving corporate and business unit operating income goals and 30% based on achievement of pre-defined personal goals. Generally, it is intended that achievement of the target goals will result in annual bonuses which, when combined with base salary, will result in compensation in the 50-75th percentile of amounts paid for comparable job functions by the peer and other comparable companies described above. The Compensation Committee also gives consideration to issues which they deem specific to the Company. During the last fiscal year, bonuses were paid under the MIP based on achievement of corporate revenue goals, business unit operating goals and personal goals. In addition to cash bonuses paid under the MIP, the Compensation Committee may grant discretionary one-time cash bonuses when specific individual performance exceeds established performance goals.

Stock Option and Long-Term Incentive Programs

The stock option plans and the Long-Term Incentive Plan (L-TIP) are the Company's long-term incentive plans for executive officers. The objectives of the plans are to promote the long-term interests of the Company by enhancing its ability to attract, motivate and retain its key executives and increase their identification with the long-term interests of NCS stockholders through cash and stock ownership incentives based on long-term financial performance. The stock option plans and the L-TIP enable executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock.

The Company's stock option plans are administered by the Board of Directors. Stock options for executive officers are generally granted annually at option prices equal to the fair market value of the Company's Common Stock on the date of grant. The options granted have five-year terms and vest at the rate of 20% after 12, 24, 36, 48 and 58 months. The amounts to be granted to executive officers are recommended by the Compensation Committee using relevant survey data, consideration of the value of Company stock and the total number of shares and option shares outstanding, competitive employment factors and performance of the individual.

The L-TIP has two features designed to reward participants for contributing to the achievement of performance goals over the long term. The cash compensation feature will result in the payment of cash bonuses to participants when the performance goal is attained and the restricted stock feature provides for awards of restricted NCS Common Stock that will vest if the participant is employed by NCS after 10 years from award date, or earlier if the prescribed performance goal is achieved. If the goal is achieved, the cash and stock awards are paid out over a three-year period: 40% as of the end of the year of achievement and 30% at the end of each of the next two succeeding years. The performance goal contained in currently outstanding L-TIP awards is the achievement of a 20% return on equity in any fiscal year. The cash compensation payout is based on a percentage (not to exceed 30%) of the participant's total compensation over the three-year period ending with the year in which the performance goal is achieved. The currently outstanding awards were granted to eligible executive officers based on survey data, anticipated growth in the value of the Company stock and competitive employment factors at the time of award.

Benefits

The Company provides various employee benefit programs to its executive officers, including medical and life insurance benefits, an employee stock ownership plan, an employee stock purchase plan and an employee savings plan with 401(k) features. These benefit programs are generally available to all employees of the Company.

Chief Executive Officer Compensation

Mr. Gullotti became Chief Executive Officer on October 1, 1994. His annual base salary is $375,000 which, when added to potential performance based compensation if established goals are met, was an amount the Compensation Committee determined was marketplace competitive and resulted in compensation in the 50-75 percentile of similar amounts paid to chief executive officers by the peer and general comparative group companies described above. During the year, a bonus of $62,500 (an amount agreed to at the time of hire) was accrued for Mr. Gullotti. Mr. Gullotti was granted an option during the year to purchase 100,000 shares of the Company's Common Stock. The Compensation Committee determined the amount of the option to be granted in the same manner as described above for other executive officers.

Mr. Oswald was Chief Executive Officer until October 1, 1994. His base salary throughout fiscal 1994 was $390,000, unchanged from the prior year, and an amount the Compensation Committee determined based on its review at the beginning of the fiscal year would, when added to potential performance based compensation if established goals were met, result in compensation in the 50-75th percentile of similar amounts paid to chief executive officers by the peer and general comparative group companies described above. During the year, a bonus of $130,029 was accrued for Mr. Oswald under the MIP because of overall Company performance and achievement of personal objectives. Mr. Oswald was granted options during the year to purchase 89,000 shares of the Company's Common Stock, 39,000 of which were in exchange for forfeited prior options. See "Proposal To Approve Oswald Stock Option Plan." By agreement with the Company, Mr. Oswald's participation in the L-TIP terminated January 31, 1995 with no cash or stock payouts having been made.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future. However, the 1995 Plan complies with
Section 162(m) so that compensation resulting from stock options granted under the 1995 Plan will not be counted toward the $1,000,000 limit on deductible compensation under Section 162(m). See "Proposal To Approve the 1995 Employee Stock Option Plan." Compensation expense related to options granted under the Company's existing employee stock option plans will also be deductible under
Section 162(m). The Committee has not formulated a policy with respect to qualifying other executive compensation for deductibility under Section 162(m).


David C. Cox, Chairman              John E. Steuri
Jean B. Keffeler                    Jeffrey E. Stiefler

Members of the Compensation Committee

                           SUMMARY COMPENSATION TABLE

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the current and previous Chief Executive Officer of the Company (each of whom served during the fiscal year), and the four other most highly compensated executive officers of the Company.


                                                                                   Long-Term
                                               Annual Compensation                Compensation
                                        ---------------------------------------    Awards (1)
                                                                           Other   ----------           All Other
                                                                          Annual   Securities          Compensation
                                        Fiscal                            Compen-  Underlying   ----------------------------
  Name and Principal Position            Year     Salary     Bonus(2)     sation    Options     ESP(3)       ESOP(3)   Other
  ---------------------------          -------    ------     --------     ------   ----------   ------       ------    -----

  Charles W. Oswald, Chairman            1994    $390,000    $130,029      $   0     89,000    $ 3,000      $ 2,805
   of the  Board (4)                     1993     390,000           0          0     12,000      4,505        2,736
                                         1992     386,250      91,834          0     12,000      4,384        3,442

  Russell A. Gullotti, President         1994    $126,500    $ 62,500      $   0    100,000    $ 1,560   $        0  $263,130 (5)
   and Chief Executive Officer

  Robert C. Bowen, Senior Vice           1994    $200,000    $ 45,850     $1,561     10,000    $ 3,000      $ 2,749
   President and President,              1993     200,000      25,193      1,315     10,000      4,503        2,705
   NCS Education                         1992     197,500      44,708      1,332      8,000      3,950        3,406

  Donald J. Gibson, Senior Vice          1994    $170,000    $ 50,427     $    0      6,000    $ 3,000      $ 2,725
   President and President,              1993     170,000       8,160          0      4,000      4,265        2,453
   NCS Technology                        1992     170,000      43,246          0      5,000      3,400        2,638

  Richard L. Poss, Vice President,       1994    $168,333    $ 74,887     $    0     10,000    $ 3,000      $ 2,702
   Administration (6)                    1993     162,500      15,444          0      6,000      3,775        2,182
                                         1992     156,350      25,635          0      6,000      3,127        3,012

  Adrienne T. Tietz, Vice President,     1994    $162,500    $ 26,657     $    0      6,000    $ 3,000      $ 2,685
   Corporate Development                 1993     161,250      10,530          0      5,000      3,670        2,117
                                         1992     156,250      22,252          0      4,000      3,125        3,001

(1) There were no restricted stock awards made during the three fiscal years ended January 31, 1995. At January 31, 1995, the number and value of aggregate restricted stock awards previously granted were 18,000 shares ($283,500); 16,000 shares ($252,000); 14,500 ($228,375); and 14,500
     ($228,375) for Messrs. Bowen, Gibson, Poss and Ms. Tietz respectively. The value of the restricted stock awards is determined by multiplying the fair market value of the Company's Common Stock by the number of shares awarded. Dividends are paid on shares awarded.

(2) Executive officers participate in the Management Incentive Plan. Under the Plan, cash incentive payments are made, based on NCS' financial performance, business unit and individual performance criteria and the officer's base salary, following the fiscal year end. Incentive payment amounts are shown in the fiscal year accrued.

 (3) Compensation reported represents Company contributions under the NCS 401(k) Employees Savings Plan (ESP) and the NCS Employee Stock Ownership Plan
     (ESOP). The value of the ESOP contribution was calculated based on the number of shares allocated to the participant valued at the fair market value of the shares on date of allocation.

(4) Mr. Oswald served as Chief Executive Officer until October 1, 1994. NCS has an agreement with Mr. Oswald whereby, should he die while employed by NCS, his beneficiaries would receive $250,000 payable in equal $25,000 installments over 10 years.

(5) Mr. Gullotti joined the Company as President and Chief Executive Officer on October 1, 1994. On that date, Mr. Gullotti was paid $225,000 cash as compensation for lost benefits from his prior employer; however, if he should leave the Company prior to October 1, 1995, $100,000 of the amount must be immediately repaid to the Company. The Company provided Mr. Gullotti a supplemental executive retirement plan (SERP) which, on retirement at age 65, would provide an annual benefit of $75,000. Reduced amounts would be paid on retirement between ages 55 and 65. Benefits payable under the SERP are unfunded and will be paid only from the general assets of the Company. NCS has agreed with Mr. Gullotti that if he is involuntarily terminated for other than cause he will receive a severance package equal to two years base salary. Also included is a cash payment of $38,130 for reimbursement of relocation expenses.

(6)  Of the 1994 bonus amount, $30,000 was a one-time cash payment.

                                 STOCK OPTIONS


The following tables summarize option grants and exercises during fiscal 1994 to or by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at the end of fiscal 1994.

                          Option Grants in Fiscal 1994
                                                                                              Potential Realizable Value
                                                                                      at Assumed Annual Rates
                         # of         % of Total                                          of Stock Price
                      Securities        Options        Exercise                          Appreciation for
                      Underlying       Granted to       or Base                           Option Term (3)
                       Options        Employees in       Price    Expiration    -------------------------------
     Name              Granted         Fiscal 1994      ($/Sh)       Date        0%           5%          10%
- - -------------------    ---------       -----------      ------     -------      ---          ---          ---

 Charles W. Oswald     15,000 (1)          4           $ 15.68     5/23/96       0        $ 17,970    $  37,496
                       12,000 (1)          3             16.50     5/21/97       0          23,173       49,635
                       12,000 (1)          3             17.60     5/20/98       0          32,420       71,333
                       50,000 (1)         14             13.13     8/22/99       0         181,379      400,800
 Russell A. Gullotti  100,000 (2)         28             13.13     8/22/99       0         362,758      801,600
 Robert C. Bowen       10,000 (2)          3             12.50     5/26/99       0          34,535       76,314
 Donald J. Gibson       6,000 (2)          2             12.50     5/26/99       0          20,721       45,788
 Richard L. Poss       10,000 (2)          3             12.50     5/26/99       0          34,535       76,314
 Adrienne T. Tietz      6,000 (2)          2             12.50     5/26/99       0          20,721       45,788


(1) See "Proposal To Approve Oswald Stock Option Plan." Each grant is 100% exercisable upon stockholder approval.

(2)  Options vest at the rate of 20% after 12, 24, 36, 48 and 58 months.

(3) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.



          Aggregated Option Exercises in Fiscal 1994 and
              Value of Options at End of Fiscal 1994

                                                         Number of                   Value of
                        Number of                  Securities Underlying          Unexercised In-
                          Shares                    Unexercised Options          the-Money Options
                         Acquired    Value               at End of                   at End of
                            on      Realized            Fiscal 1994                 Fiscal 1994
                         Exercise      (1)       Exercisable/Unexercisable   Exercisable/Unexercisable(1)
                        ---------   --------     -------------------------   ----------------------------

Charles W. Oswald              0   $      0           10,000/ 91,500            $ 66,700/$148,725
Russell A. Gullotti            0          0                0/100,000                   0/ 262,000
Robert C. Bowen           14,000     63,500            9,200/ 27,800               8,400/  49,600
Donald J. Gibson               0          0           13,600/ 17,400              46,500/  36,750
Richard L. Poss                0          0            9,600/ 22,200              18,000/  44,500
Adrienne T. Tietz         10,500     49,500            7,400/ 15,400              15,600/  29,400


(1) Value based on market value of the Company's Common Stock at date of exercise or end of fiscal 1994, minus the exercise price.

                         COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return of the S&P 500 Index and the Center for Research in Security Prices
(CRSP), University of Chicago, Index for NASDAQ Computer and Data Processing Stocks (assuming the investment of $100 in the Company's Common Stock and each Index on January 31, 1990 and reinvestment of all dividends).


Performance Graph

                                                                   Index for
                                                             NASDAQ Computer and
Measurement Period                            S&P 500           Data Processing
(Fiscal Year Covered)            NCS         Index (1)              Stocks (2)
- - ---------------------            ---         ---------          ---------------

Measurement Pt. 1/31/90          100           100                    100

FYE 1/31/91                      170           109                    135
FYE 1/31/92                      234           133                    238
FYE 1/31/93                      239           147                    251
FYE 1/31/94                      190           165                    268
FYE 1/31/95                      256           166                    302

- - -------------------------

(1)  Total return calculations for the S&P 500 Index were performed by CRSP.

(2) The Index for NASDAQ Computer and Data Processing Stocks (SIC 737) is maintained by CRSP.


                            SECTION 16(a) REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year ended January 31, 1995, officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.



                             STOCKHOLDER PROPOSALS

Any proposal by a stockholder intended to be presented at the 1996 Annual Meeting of Stockholders must be received at the Company's executive offices no later than December 20, 1995.



                                    GENERAL

On written request, NCS will furnish without charge to each person whose proxy is being solicited a copy of NCS' Annual Report on Form 10-K for the fiscal year ended January 31, 1995, as filed with the SEC, including the financial statements and schedules thereto. NCS will furnish to any such person any exhibit described in the list accompanying the Form 10-K on payment, in advance, of reasonable fees related to the furnishing of such exhibit. Requests for copies of such reports and/or exhibits should be directed to Mr. J. W. Fenton, Jr., Secretary/Treasurer, NCS, 11000 Prairie Lakes Drive, P.O. Box 9365, Minneapolis, Minnesota 55440.

The cost of solicitation has been or will be paid by NCS. In addition, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and NCS will reimburse them for their expense in so doing.

Dated: April 19, 1995


                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              J. W. Fenton, Jr., Secretary

SAMPLE PROXY CARD:

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                     (Logo)



                        National Computer Systems, Inc.
           11000 Prairie Lakes Drive, P.O. Box 9365, Mpls., MN 55440

The undersigned hereby appoints Russell A. Gullotti and J. W. Fenton, Jr., and each of them, proxies with full power of substitution to represent and vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of National Computer Systems, Inc. (NCS), to be held at the Lutheran Brotherhood Building, 625 4th Avenue South, Minneapolis, Minnesota, on May 25, 1995, at 3:30 P.M., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or adjournment. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1 through 4.

1. ELECTION OF DIRECTORS
   O  FOR all nominees listed below             O  WITHHOLD AUTHORITY
      (Except as marked to the contrary below)     to vote for all nominees
                                                   listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the circle next to the nominee's name below.)

O  David P. Campbell        O  Jean B. Keffeler         O  John E. Steuri
O  David C. Cox             O  Charles W. Oswald        O  Jeffrey W. Stiefler
O  Russell A. Gullotti      0  Stephen G. Shank         0  John W. Vesey

2.    PROPOSAL TO APPROVE 1995 EMPLOYEE STOCK OPTION PLAN
           O    FOR                 O    AGAINST              O  ABSTAIN

3.    PROPOSAL TO APPROVE OSWALD STOCK OPTION PLAN
           O    FOR                 O    AGAINST              O  ABSTAIN

4.    APPOINTMENT OF AUDITORS - Ernst & Young:
           O    FOR                 O    AGAINST              O  ABSTAIN

5. On any other matters which may properly come before the meeting, the named proxies are authorized to vote on such matters in accordance with their best judgment.

Stockholder and shares of record covered by this proxy are shown on reverse side.

PLEASE DATE AND SIGN exactly as name appears to the left indicating, where proper, official position or representative capacity. For joint accounts, each joint owner should sign.

DATED_________________________________, 1995

     _________________________________
              (Signature)

     _________________________________
      (Signature, if held jointly)


PLEASE NOTE THE ABOVE SIGNATURE BOX

RETURN IN ENVELOPE PROVIDED